EXHIBIT 11

UNITED TECHNOLOGIES CORPORATION AND SUBSIDIARIES
Statement Re: Computation of Per Share Earnings

For the Five Years Ended December 31, 2002
(Millions of Dollars, except per share amounts)

	2002	2001	2000	1999	1998

Net Income	$2,236	$1,938	$1,808	$1,531	$1,255

ESOP Convertible Preferred Stock dividend	(31)	(31)	(32)	(33)	(33)

Basic earnings per period	$2,205	$1,907	$1,776	$1,498	$1,222

ESOP Convertible Preferred Stock adjustment	29	28	28	28	28

Diluted earnings for period	$2,234	$1,935	$1,804	$1,526	$1,250

Basic average number of shares outstanding during the period (thousands)	472,441	470,252	470,124	465,611	455,534

Stock awards (thousands)	7,067	9,156	11,256	13,806	11,944
ESOP Convertible Preferred Stock (thousands)	26,071	25,978	26,630	27,287	27,282

Diluted average number of shares outstanding during the period (thousands)	505,579	505,386	508,010	506,704	494,760

Basic earnings per common share	$4.67	$4.06	$3.78	$3.22	$2.68

Diluted earnings per common share	$4.42	$3.83	$3.55	$3.01	$2.53